FOR IMMEDIATE RELEASE
DATE: October 25, 2018

HERITAGE FINANCIAL ANNOUNCES THIRD QUARTER 2018 RESULTS AND DECLARES REGULAR AND SPECIAL CASH DIVIDENDS

•	Diluted earnings per common share were $0.42 for the quarter ended September 30, 2018 compared to $0.35 for both the quarter ended September 30, 2017 and the linked-quarter ended June 30, 2018.

•
Heritage declared a regular cash dividend of $0.17 per common share, an increase of 13.3% from $0.15 per common share declared in July 2018, and declared a special cash dividend of $0.10 per common share on October 24, 2018.

•	Net interest margin increased to 4.41% for the quarter ended September 30, 2018 from 3.86% for the quarter ended September 30, 2017 and 4.22% for the linked-quarter ended June 30, 2018.

•	Completed acquisition of Premier Commercial Bancorp on July 2, 2018.

•
Excluding the impact of $318.7 million of deposits obtained in the acquisition of Premier Commercial Bancorp, total deposits increased $110.5 million, or 11.1% on an annualized basis, during the quarter ended September 30, 2018.

Olympia, WA - Heritage Financial Corporation (NASDAQ GS: HFWA) (the “Company” or “Heritage”), the parent company of Heritage Bank, today reported that the Company had net income of $15.5 million for the quarter ended September 30, 2018 compared to $10.6 million for the quarter ended September 30, 2017 and $11.9 million for the linked-quarter ended June 30, 2018. Diluted earnings per common share for the quarter ended September 30, 2018 was $0.42 compared to $0.35 for both the quarter ended September 30, 2017 and the linked-quarter ended June 30, 2018. The impact of acquisition-related expenses was $0.07 per share for the quarter ended September 30, 2018 compared to $0.01 and $0.02 for the quarters ended September 30, 2017 and June 30, 2018, respectively.
The Company had net income of $36.4 million for the nine months ended September 30, 2018, or $1.04 per diluted common share, compared to $31.8 million, or $1.06 per diluted common share, for the nine months ended September 30, 2017. The impact of acquisition-related expenses was $0.21 per share for the nine months ended September 30, 2018 compared to $0.01 for the nine months ended September 30, 2017.
Brian L. Vance, CEO of Heritage, commented, "We are pleased with our overall financial performance for the third quarter of 2018. Excluding the impacts of acquisition-related expenses, we showed very positive earnings improvement. In addition, due to the combination of our merger with Premier Commercial Bancorp and strong deposit growth in the third quarter, our total assets grew to over $5.28 billion as of September 30, 2018.
We are also pleased to announce that we are increasing our regular quarterly cash dividend to $0.17 per common share and declaring a special dividend of $0.10 payable to our shareholders in November.”
Jeffrey J. Deuel, President and Chief Executive Officer of Heritage Bank commented, “It is good to see the positive impact from both the Puget Sound Bancorp, Inc. and Premier Community Bancorp acquisitions which we expect will continue to enhance our performance in future quarters. The additional scale and our continued focus on expense management in the midst of these two transactions is also contributing to our positive performance. Additionally, our ongoing discipline around loan concentration management also positions us well for the future.”

Acquisition of Premier Commercial Bancorp
On July 2, 2018, the Company completed the acquisition of Premier Commercial Bancorp ("Premier Commercial"), the holding company for Premier Community Bank, both of Hillsboro, Oregon ("Premier Merger"). As of the acquisition date, Premier Commercial was merged with and into Heritage and Premier Community Bank was merged with and into Heritage Bank.
Pursuant to the terms of the merger agreement, Premier Commercial shareholders received 0.4863 shares of Heritage common stock in exchange for each share of Premier Commercial common stock based on the Heritage closing date per share price on June 29, 2018 of $34.85. Heritage issued an aggregate of 2,848,579 shares of its common stock and paid cash of $2,000 for fractional shares in the transaction for total consideration paid of $99.3 million.

Acquisition of Puget Sound Bancorp, Inc.
On January 16, 2018, the Company completed the acquisition of Puget Sound Bancorp, Inc. (“Puget Sound”), the holding company for Puget Sound Bank, both of Bellevue, Washington (“Puget Sound Merger”). As of the acquisition date, Puget Sound merged into Heritage and Puget Sound Bank merged into Heritage Bank.
Pursuant to the terms of the merger agreement, Puget Sound shareholders received 1.1688 shares of Heritage common stock in exchange for each share of Puget Sound stock. Heritage issued an aggregate of 4,112,258 shares of its common stock at the closing date per share price on January 12, 2018 of $31.80 and paid cash of $3,000 for fractional shares in the transaction for total consideration paid of $130.8 million.

Acquisition Accounting
The Premier Merger and Puget Sound Merger (collectively the "Premier and Puget Mergers") were accounted for using the acquisition method of accounting. Accordingly, Heritage’s cost to acquire Premier Commercial and Puget Sound were allocated to the assets (including identifiable intangible assets) and the liabilities at their respective estimated fair values as of the acquisition dates. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill. Fair values on the acquisition date are preliminary and represent management’s best estimates based on available information and facts and circumstances in existence on the acquisition date. Fair values are subject to refinement for up to one year after the closing date of the acquisition as additional information regarding the closing date fair values becomes available.
The following table provides the estimated fair value of the assets acquired and liabilities assumed at the merger dates for each merger (in thousands):

	Premier Merger	Puget Sound Merger
Effective Dates	7/2/2018	1/16/2018

Total merger consideration	99,275	130,773

Assets
Cash on hand and in banks	$22,534	$25,889
Interest earning deposits	3,309	54,247
Investment securities available for sale	4,493	80,353
Loans receivable	330,085	388,462
Other real estate owned	1,796	—
Premises and equipment, net	3,053	732
Federal Home Loan Bank stock, at cost	1,120	623
Bank owned life insurance	10,852	6,264
Accrued interest receivable	1,006	1,448
Prepaid expenses and other assets	1,828	1,354
Other intangible assets	7,075	11,270
Total assets	$387,151	$570,642

Liabilities and Stockholders' Equity
Deposits	$318,717	$505,885
Federal Home Loan Bank advances	16,000	—
Securities sold under agreement to repurchase	462	—
Accrued expenses and other liabilities	5,985	2,504
Total liabilities	$341,164	$508,389

Fair value of net assets acquired	$45,987	$62,253
Goodwill acquired	53,288	68,520

Balance Sheet
The Company’s total assets increased $486.7 million, or 10.2%, to $5.28 billion at September 30, 2018 from $4.79 billion at June 30, 2018 primarily as a result of the Premier Merger. Assets acquired, including goodwill, from the Premier Merger totaled $440.4 million at the closing date of July 2, 2018.
Investment securities increased $47.1 million, or 5.4%, to $920.7 million at September 30, 2018 from $873.7 million at June 30, 2018 primarily as a result of investment purchases of $120.5 million, of which $4.5 million were acquired in the Premier Merger. The increase in investment securities was partially offset by sales of $44.9 million, maturities, calls and payments of investment securities of $23.2 million and an increase in unrealized losses of $4.3 million due to rising interest rates that negatively impacted the fair value of our bond portfolio.
Total loans receivable, net of allowance for loan losses, increased $320.3 million, or 9.7%, to $3.61 billion at September 30, 2018 from $3.29 billion at June 30, 2018. Total loans receivable, net, excluding the $330.1 million of loans acquired in the Premier Merger, decreased $9.8 million during the three months ended September 30, 2018 due to a significant amount of prepayments during the quarter.
Total deposits increased $429.2 million, or 10.8%, to $4.40 billion at September 30, 2018 from $3.97 billion at June 30, 2018 primarily as a result of the deposits acquired in the Premier Merger totaling $318.7 million. Total deposits, excluding those acquired in the Premier Merger, increased $110.5 million, or 2.8%.The acquired deposits had the following composition at the merger date of July 2, 2018 (in thousands):

	7/2/18 Balance	% of Total
Premier Merger - Deposit Composition
Noninterest bearing demand deposits	$101,250	31.8%
Interest bearing demand deposits	29,628	9.3
Money market accounts	127,305	39.9
Savings accounts	5,170	1.6
Total non-maturity deposits	263,353	82.6
Certificates of deposit	55,364	17.4
Total deposits acquired in Premier Merger	$318,717	100.0%
The increase in deposits, excluding the deposits acquired in the Premier Merger, included increases in noninterest bearing demand deposit accounts of $52.9 million, or 4.6%, and money market accounts of $44.0 million, or 7.4%, offset partially by decreases in certificates of deposit accounts of $12.4 million, or 2.7%. Non-maturity deposits as a percentage of total deposits increased slightly to 88.5% as of September 30, 2018 from 88.4% as of June 30, 2018.
The Company had no Federal Home Loan Bank advances at September 30, 2018 compared to $75.5 million at June 30, 2018. The Company was able to pay down the advances, including the $16.0 million acquired in the Premier Merger, due to the increase in deposits during the quarter.

Total stockholders’ equity increased $106.6 million, or 16.7%, to $746.1 million at September 30, 2018 from $639.5 million at June 30, 2018. Changes in stockholders' equity during the three and nine months ended September 30, 2018 were as follows (in thousands):

	Three Months Ended	Nine Months Ended
	September 30, 2018
Balance, beginning of period	$639,523	$508,305
Common stock issued in the Premier and Puget Mergers	99,272	230,042
Net income	15,504	36,448
Dividends paid	(5,549)	(15,796)
Accumulated other comprehensive loss	(3,384)	(13,299)
Other	767	433
Balance, end of period	$746,133	$746,133
The Company and Heritage Bank continue to maintain capital levels in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had common equity Tier 1 risk-based, Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios of 11.4%, 10.4%, 11.8% and 12.6%, respectively, at September 30, 2018, compared to 11.2%, 10.4%, 11.7% and 12.6%, respectively, at June 30, 2018 and 11.4%, 10.4%, 12.0% and 13.0%, respectively, at September 30, 2017.

Credit Quality
The allowance for loan losses increased $503,000, or 1.5%, to $34.5 million at September 30, 2018 from $34.0 million at June 30, 2018. The increase was due to provision for loan losses of $1.1 million recorded during the quarter ended September 30, 2018, offset partially by net charge-offs of $562,000 recognized during the same period.
Nonperforming loans to loans receivable, net, decreased to 0.41% at September 30, 2018 from 0.50% at June 30, 2018 due primarily to a decrease in nonaccrual loans of $1.7 million, or 10.5%, to $14.8 million at September 30, 2018 from $16.5 million at June 30, 2018. The decrease was due substantially to one agricultural loan relationship in the amount of $2.7 million that paid in full during the quarter ended September 30, 2018, offset partially by one new commercial lending relationship totaling $1.0 million.
Changes in nonaccrual loans during the quarter ended September 30, 2018 were as follows (in thousands):

Three Months Ended
September 30, 2018
Nonaccrual loans
Balance, beginning of period	$16,523
Addition of previously classified pass graded loans	1,177
Addition of previously classified potential problem loans	645
Acquired in Premier Merger	130
Charge-offs	(286)
Net principal payments	(3,409)
Balance, end of period	$14,780
The allowance for loan losses to nonperforming loans was 233.25% at September 30, 2018 compared to 205.60% at the linked-quarter ended June 30, 2018. Nonperforming assets decreased to 0.32% of total assets at September 30, 2018 compared to 0.35% of total assets at June 30, 2018 based on the decrease in nonaccrual loans discussed above, partially offset by the $1.8 million increase in other real estate owned during the quarter ended September 30, 2018 primarily as a result of the Premier Merger.

Potential problem loans increased $4.3 million, or 4.2%, to $105.7 million at September 30, 2018 compared to $101.5 million at June 30, 2018 due primarily to potential problems loans acquired in the Premier Merger. Changes in potential problem loans during the quarter ended September 30, 2018 were as follows (in thousands):

Three Months Ended
September 30, 2018
Potential problem loans
Balance, beginning of period	$101,491
Addition of previously classified pass graded loans	8,451
Acquired in Premier Merger	10,139
Upgrades to pass graded loan status	(6,230)
Transfers of loans to nonaccrual and troubled debt restructured status	(1,001)
Charge-offs	(43)
Net principal payments	(7,065)
Balance, end of period	$105,742
The allowance for loan losses to loans receivable, net, decreased to 0.94% at September 30, 2018 from 1.02% at June 30, 2018 primarily as a result of the Premier Merger. Included in the carrying value of loans are net discounts on loans purchased in mergers and acquisitions which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The carrying value of the loans acquired in the Premier Merger was $330.1 million and the related fair value discount was $5.3 million, or 1.60% of the acquired balance. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred credit losses based on an evaluation of known and inherent risks in the loan portfolio at September 30, 2018. The remaining net discount on purchased loans, including the related fair value discount acquired in the Premier Merger, was $13.4 million at September 30, 2018 compared to $10.6 million at June 30, 2018.
Net charge-offs were $562,000 for the quarter ended September 30, 2018 compared to net charge-offs of $2.2 million for the same quarter in 2017 and net charge-offs of $1.0 million for the linked-quarter ended June 30, 2018. The decrease in net charge-offs compared to the linked-quarter was due primarily to lower commercial and industrial loan charge-offs. The majority of the charge-offs recorded during the quarter ended September 30, 2018 relate to smaller charge-off balances on a large volume of consumer loans.

Operating Results
Net interest income increased $16.2 million, or 46.2%, to $51.1 million for the quarter ended September 30, 2018 compared to $34.9 million for the same period in 2017 and increased $7.4 million, or 16.8%, from $43.7 million for the linked-quarter ended June 30, 2018. Net interest income increased $33.5 million, or 32.7%, to $135.7 million for the nine months ended September 30, 2018 compared to $102.2 million for the nine months ended September 30, 2017. The increases in net interest income for all periods noted were primarily due to increases in average interest earning assets, which increased substantially as a result of the Premier and Puget Mergers. In addition, the yield on total interest earning assets increased 59 basis points to 4.71% for the quarter ended September 30, 2018 compared to 4.12% for the comparable period in 2017 and increased 21 basis points from 4.50% for the linked quarter ended June 30, 2018. Yield on total interest earning assets increased 42 basis points to 4.54% for the nine months ended September 30, 2018 compared to 4.12% for the nine months ended September 30, 2017. Yields on total interest earning assets increased primarily due to higher market interest rates reflecting increases in the target federal funds rate. The increases in net interest income for all periods were offset partially by increases in the cost of total interest bearing liabilities primarily as a result of rising interest rates. The cost of total interest bearing liabilities increased eight basis points to 0.44% during the quarter ended September 30, 2018 compared to 0.36% for the quarter ended September 30, 2017 and increased three basis points from 0.41% for the linked-quarter ended June 30, 2018. The cost of total interest bearing liabilities increased eight basis points to 0.40% for the nine months ended September 30, 2018 compared to 0.32% for the same period in 2017.
Net interest margin increased 55 basis points to 4.41% for the quarter ended September 30, 2018 from 3.86% for the same period in 2017 and increased 19 basis points from 4.22% for the linked-quarter ended June 30, 2018. The net interest margin increased 37 basis points for the nine months ended September 30, 2018 to 4.26% from 3.89% for the same period in 2017. Increases in net interest margin were due primarily to the increases in net interest income as discussed above with the primary contributor being the increases in both the average loan balance and loan yield.

The loan yield, excluding incremental accretion on purchased loans, increased 44 basis points to 5.01% for the quarter ended September 30, 2018 compared to 4.57% for the quarter ended September 30, 2017 and increased 20 basis points from 4.81% for the linked-quarter ended June 30, 2018. Loan yield, excluding incremental accretion on purchased loans, increased 30 basis points to 4.85% for the nine months ended September 30, 2018 compared to 4.55% for same period in 2017. The increases in loan yields, excluding incremental accretion of purchased loans, from prior periods was due to a combination of higher contractual loan rates as a result of the increasing interest rate environment as well as an increase in loan yields from the loans acquired in the Premier and Puget Mergers as compared to legacy Heritage loans.
The impact on loan yield from incremental accretion on purchased loans increased 14 basis points to 0.29% for the quarter ended September 30, 2018 compared to 0.15% for the quarter ended September 30, 2017 and increased five basis points from 0.24% for the linked-quarter ended June 30, 2018. The impact on loan yield from incremental accretion on purchased loans increased seven basis points to 0.25% for the nine months ended September 30, 2018 from 0.18% for the same period in 2017. The increases from all prior periods was primarily a result of the loans acquired in the Premier and Puget Mergers. The incremental accretion and the impact to loan yield will change during any period based on the volume of prepayments, but it is expected to decrease over time as the balance of the purchased loans decreases.
The following table presents the net interest margin, loan yield and the effect of the incremental accretion on purchased loans on these ratios for the periods presented below:

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
	(Dollars in thousands)
Net interest margin, excluding incremental accretion on purchased loans (1)	4.18%	4.03%	3.75%	4.06%	3.75%
Impact on net interest margin from incremental accretion on purchased loans (1)	0.23%	0.19%	0.11%	0.20%	0.14%
Net interest margin	4.41%	4.22%	3.86%	4.26%	3.89%

Loan yield, excluding incremental accretion on purchased loans (1)	5.01%	4.81%	4.57%	4.85%	4.55%
Impact on loan yield from incremental accretion on purchased loans (1)	0.29%	0.24%	0.15%	0.25%	0.18%
Loan yield	5.30%	5.05%	4.72%	5.10%	4.73%

Incremental accretion on purchased loans (1)	$2,637	$1,992	$1,036	$6,261	$3,687
(1) As of the dates of the completion of each of the merger and acquisition transactions, purchased loans were recorded at their estimated fair value, including our estimate of future expected cash flows until the ultimate resolution of these credits. The difference between the contractual loan balance and the fair value represents the purchased discount. The purchased discount is accreted into income over the estimated remaining life of the loan or pool of loans, based upon results of the quarterly cash flow re-estimation. The incremental accretion income represents the amount of income recorded on the purchased loans in excess of the contractual stated interest rate in the individual loan notes.
In addition to loan yields, also impacting net interest margin were increases in the yields on investment securities. The yields on the aggregate investment portfolio increased 34 basis points to 2.58% for the quarter ended September 30, 2018 compared to 2.24% for the quarter ended September 30, 2017 and increased five basis points from 2.53% for the linked-quarter ended June 30, 2018. The yields on the aggregate investment portfolio increased 27 basis points to 2.51% for the nine months ended September 30, 2018 compared to 2.24% for the nine months ended September 30, 2017. The increases compared to the prior periods primarily reflect the effect of the rise in interest rates on our adjustable rate investment securities as well as higher rates on new purchases of investments.
The total cost of deposits increased seven basis points to 0.27% during the quarter ended September 30, 2018 compared to 0.20% during the same quarter in 2017 and increased four basis points from 0.23% during the linked-quarter ended June 30, 2018. The total cost of deposits increased six basis points to 0.24% during the nine months ended September 30, 2018 compared to 0.18% during the same period in 2017.
The interest expense from FHLB advances and other borrowings decreased to $117,000 for the quarter ended September 30, 2018 as the Company paid off all the FHLB advances during the quarter. The average balance of FHLB advances decreased to $20.9 million during the quarter ended September 30, 2018 compared to $111.3 million during the same period in 2017 and decreased from an average balance of $79.1 million during the linked-quarter ended June 30, 2018. The cost of FHLB advances increased 69 basis points to 2.22% during the quarter ended September 30, 2018 compared to 1.53% during the same quarter in 2017 and increased 18 basis points from 2.04% during the linked-quarter ended June 30, 2018.
Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “We are pleased with the continued improvement in our net interest margin. This has been accomplished primarily through increases in pre-accretion loan yield while experiencing only marginal increases in costs of total deposits. The weighted average note rate on new loans originated during quarter ended September 30, 2018 increased to 5.49% from 5.18% for the quarter ended June 30, 2018 and from 4.45% for the quarter ended September 30, 2017. These increases in rates on new loans, as well as the repricing of adjustable rate loans, has resulted in significant increases in pre-accretion loan yield.”
The provision for loan losses increased $181,000, or 20.5%, to $1.1 million for the quarter ended September 30, 2018 compared to $884,000 for the quarter ended September 30, 2017 and decreased $685,000, or 39.1%, from the linked-quarter ended June 30, 2018. The provision for loan losses increased $1.1 million, or 37.6%, to $4.0 million for the nine months ended September 30, 2018 compared to $2.9 million for the nine months ended September 30, 2017. The amount of provision for loan losses was necessary to increase the allowance for loan losses to an amount that management determined to be appropriate at September 30, 2018 based on the use of a consistent methodology. The increase in the provision for loan losses compared to the 2017 periods was primarily as a result of increases in total loan balances as a result of mergers. The decrease in the provision for loan losses compared to the linked-quarter end was due primarily to a lower organic loan growth rate.
Noninterest income decreased $363,000, or 4.3%, to $8.1 million for the three months ended September 30, 2018 compared to $8.4 million for the three months ended September 30, 2017 and decreased $3.3 million, or 12.5%, to $23.2 million for the nine months ended September 30, 2018 compared to $26.5 million for the same period in 2017. These decreases from the prior periods were due primarily to a decrease in gain on sale of loans, including a $3.0 million gain on the sale of a previously classified purchased credit impaired loan during the quarter ended June 30, 2017. The decrease in noninterest income was offset partially by increases in service charges and other fees due primarily to changes in fee structures on business deposit accounts completed during the quarter ended June 30, 2017 in addition to increases in deposit balances. Noninterest income increased $507,000, or 6.7%, compared to linked-quarter ended June 30, 2018 primarily due to a gain on sale of a branch held for sale recognized in other income of $382,000 during the three months ended September 30, 2018.
Noninterest expense increased $11.6 million, or 41.6%, to $39.6 million for the quarter ended September 30, 2018 compared to $28.0 million for the same period in 2017. Noninterest expense increased $29.1 million, or 35.0%, to $112.1 million for the nine months ended September 30, 2018 compared to $83.0 million for the same period in 2017. The increases were primarily due to expenses from the Premier and Puget Mergers, including increases related to compensation and employee benefits due to additional employees, occupancy and equipment expense primarily due to additional rent expense, and additional data processing expense due to an increase in transactional accounts and balances. Noninterest expense also increased during the three and nine months ended September 30, 2018 compared to both periods in 2017 due to increases in the amortization of intangible assets of $836,000 and $1.9 million recorded during the quarter and nine months ended September 30, 2018, respectively, relating to the Premier and Puget Mergers. Noninterest expenses increased compared to the linked-quarter ended June 30, 2018 due substantially to the Premier Merger.
Professional services increased during the three and nine months ended September 30, 2018 compared to the same periods in 2017 primarily due to acquisition-related expenses. Professional services decreased compared to the linked-quarter ended June 30, 2018, due substantially to the buy-out of a third party contract in the amount $1.7 million during the quarter ended June 30, 2018. The third party assisted the Company in its deposit product realignment and was compensated based on success factors over three years subsequent to implementation. The Company assessed the contract and determined that it was advantageous to buy-out the contract prior to the system conversions relating to the Premier and Puget Mergers. The Company expects the accumulated savings in future professional services expenses to fully offset the cost of the buy-out by the end of 2019.
Noninterest expense increased $3.9 million, or 10.9%, from $35.7 million for the linked-quarter ended June 30, 2018 primarily due to non-recurring compensation and employee benefits expense related to the Premier Merger paid during the third quarter 2018, offset partially by the non-recurring contract buy-out in second quarter 2018 described above.
Acquisition-related expenses incurred as a result of the Premier and Puget Sound Mergers were approximately $3.4 million during the quarter ended September 30, 2018 compared to $880,000 during the linked-quarter ended June 30, 2018. For the nine months ended September 30, 2018, acquisition-related expenses totaled $9.1 million. For the three and nine months ended September 30, 2017, acquisition-related expenses totaled $387,000. Acquisition costs are primarily included in compensation and employee benefits, professional services and data processing expenses.
The ratio of noninterest expense to average assets (annualized) was 2.98% for the quarter ended September 30, 2018 compared to 2.76% for the same period in 2017 and was 3.09% for nine months ended September 30, 2018 compared to 2.82% for the same period in 2017. The increase from the prior periods was due primarily to acquisition-related expenses and the increase in the amortization of intangible assets. The ratio of noninterest expense to average assets (annualized) decreased from 3.03% for the linked-quarter ended June 30, 2018 primarily based on the proportional increase in average assets to the increase in noninterest expense discussed above.
Income tax expense was $3.0 million for the quarter ended September 30, 2018 compared to $3.9 million for the quarter ended September 30, 2017 and $2.0 million for the linked-quarter ended June 30, 2018. The effective tax rate was 16.3% for the quarter ended September 30, 2018 compared to 27.0% for the comparable quarter in 2017 and 14.5% for the linked-quarter ended June 30, 2018. Income tax expense was $6.4 million for the nine months ended September 30, 2018 compared to $11.1 million for the nine months ended September 30, 2017. The effective tax rate was 15.0% for the nine months ended September 30, 2018 compared to 25.9% for the nine months ended September 30, 2017. The decrease in the income tax expense and the effective tax rate compared to the same periods in 2017 was due primarily to the impact of the Tax Cuts and Jobs Act enacted in December 2017 which lowered the corporate income tax rate from 35% to 21%. The increase in income tax expense compared to the linked-quarter was primarily due to an increase in pre-tax income without a corresponding increase in tax-exempt income.

Dividends
On October 24, 2018, the Company’s Board of Directors declared a quarterly cash dividend of $0.17 per common share and a special cash dividend in the amount of $0.10 per common share. The dividends are payable on November 21, 2018 to shareholders of record as of the close of business on November 7, 2018.

Earnings Conference Call
The Company will hold a telephone conference call to discuss this earnings release on October 25, 2018 at 11:00 a.m. Pacific time. To access the call, please dial (877) 209-9921 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through November 9, 2018, by dialing (800) 475-6701 -- access code 455201.

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 64 banking offices in Washington and Oregon. Heritage Bank does business under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:
Brian L. Vance, Chief Executive Officer of Heritage Financial Corporation, (360) 943-1500
Jeffrey J. Deuel, President of Heritage Financial Corporation, (360) 943-1500
Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures
This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP. These measures include tangible common stockholders' equity, tangible book value per share and tangible common stockholders' equity to tangible assets. Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers. Where applicable, the Company has also presented comparable earnings information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	September 30, 2018	June 30, 2018	December 31, 2017
	(In thousands)
Stockholders' equity	$746,133	$639,523	$508,305
Less: goodwill and other intangible assets	262,565	203,316	125,117
Tangible common stockholders' equity	$483,568	$436,207	$383,188

Total assets	$5,276,214	$4,789,488	$4,113,270
Less: goodwill and other intangible assets	262,565	203,316	125,117
Tangible assets	$5,013,649	$4,586,172	$3,988,153

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include the expected revenues, cost savings, synergies and other benefits from the Premier and Puget Mergers might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters, including but not limited to, customer and employee retention might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in Heritage's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission-which are available on our website at www.heritagebanknw.com and on the SEC's website at www.sec.gov. The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based only on information then actually known to the Company and upon management's beliefs and assumptions at the time they are made which may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
(In thousands, except shares)

	September 30, 2018	June 30, 2018	December 31, 2017
Assets
Cash on hand and in banks	$120,833	$94,210	$78,293
Interest earning deposits	49,310	35,733	24,722
Cash and cash equivalents	170,143	129,943	103,015
Investment securities available for sale	920,737	873,670	810,530
Loans held for sale	1,882	3,598	2,288
Loans receivable, net	3,649,054	3,328,288	2,849,071
Allowance for loan losses	(34,475)	(33,972)	(32,086)
Total loans receivable, net	3,614,579	3,294,316	2,816,985
Other real estate owned	2,032	434	—
Premises and equipment, net	80,439	75,364	60,325
Federal Home Loan Bank stock, at cost	6,076	8,616	8,347
Bank owned life insurance	93,296	82,031	75,091
Accrued interest receivable	15,735	13,482	12,244
Prepaid expenses and other assets	108,730	104,718	99,328
Other intangible assets, net	21,728	15,767	6,088
Goodwill	240,837	187,549	119,029
Total assets	$5,276,214	$4,789,488	$4,113,270

Liabilities and Stockholders' Equity
Deposits	$4,398,127	$3,968,935	$3,393,060
Federal Home Loan Bank advances	—	75,500	92,500
Junior subordinated debentures	20,229	20,156	20,009
Securities sold under agreement to repurchase	32,233	22,168	31,821
Accrued expenses and other liabilities	79,492	63,206	67,575
Total liabilities	4,530,081	4,149,965	3,604,965

Common stock	591,065	491,026	360,590
Retained earnings	169,758	159,803	149,013
Accumulated other comprehensive loss, net	(14,690)	(11,306)	(1,298)
Total stockholders' equity	746,133	639,523	508,305
Total liabilities and stockholders' equity	$5,276,214	$4,789,488	$4,113,270

Common stock shares outstanding	36,873,123	34,021,094	29,927,746

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollar amounts in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Interest income:
Interest and fees on loans	$48,301	$41,141	$32,595	$127,601	$94,580
Taxable interest on investment securities	4,662	4,068	3,117	12,259	9,307
Nontaxable interest on investment securities	1,085	1,220	1,354	3,646	3,926
Interest on other interest earning assets	528	242	209	988	352
Total interest income	54,576	46,671	37,275	144,494	108,165
Interest expense:
Deposits	3,014	2,195	1,628	7,169	4,301
Junior subordinated debentures	330	315	261	928	748
Other borrowings	136	418	444	721	908
Total interest expense	3,480	2,928	2,333	8,818	5,957
Net interest income	51,096	43,743	34,942	135,676	102,208
Provision for loan losses	1,065	1,750	884	3,967	2,882
Net interest income after provision for loan losses	50,031	41,993	34,058	131,709	99,326
Noninterest income:
Service charges and other fees	4,824	4,695	4,769	14,062	13,408
Gain on sale of investment securities, net	82	18	44	135	161
Gain on sale of loans, net	706	706	1,229	2,286	6,562
Interest rate swap fees	—	309	328	360	743
Other income	2,468	1,845	2,073	6,358	5,641
Total noninterest income	8,080	7,573	8,443	23,201	26,515
Noninterest expense:
Compensation and employee benefits	23,804	19,321	15,823	64,492	48,119
Occupancy and equipment	5,020	4,810	3,979	14,457	11,607
Data processing	2,343	2,507	2,090	7,455	6,007
Marketing	876	823	933	2,507	2,545
Professional services	2,119	3,529	1,453	8,485	3,515
State and local taxes	931	716	640	2,335	1,828
Federal deposit insurance premium	375	375	433	1,105	1,090
Other real estate owned, net	18	—	(88)	18	(36)
Amortization of intangible assets	1,114	796	319	2,705	966
Other expense	2,997	2,829	2,373	8,491	7,346
Total noninterest expense	39,597	35,706	27,955	112,050	82,987
Income before income taxes	18,514	13,860	14,546	42,860	42,854
Income tax expense	3,010	2,003	3,922	6,412	11,086
Net income	$15,504	$11,857	$10,624	$36,448	$31,768

Basic earnings per common share	$0.42	$0.35	$0.35	$1.04	$1.06
Diluted earnings per common share	$0.42	$0.35	$0.35	$1.04	$1.06
Dividends declared per common share	$0.15	$0.15	$0.13	$0.45	$0.38

Average number of basic common shares outstanding	36,771,946	33,934,661	29,783,296	34,650,448	29,748,090
Average number of diluted common shares outstanding	36,963,244	34,107,292	29,890,710	34,820,602	29,834,094

HERITAGE FINANCIAL CORPORATION
FINANCIAL STATISTICS
(Dollars in thousands, except per share amounts; unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Performance Ratios:
Efficiency ratio	66.91%	69.58%	64.43%	70.53%	64.47%
Noninterest expense to average assets, annualized	2.98%	3.03%	2.76%	3.09%	2.82%
Return on average assets, annualized	1.17%	1.01%	1.05%	1.00%	1.08%
Return on average equity, annualized	8.26%	7.47%	8.34%	7.32%	8.56%
Return on average tangible common equity, annualized	12.77%	10.99%	11.10%	10.92%	11.47%
Net charge-offs on loans to average loans, annualized	0.06%	0.13%	0.32%	0.06%	0.13%

	As of Period End
	September 30, 2018	June 30, 2018	December 31, 2017
Financial Measures:
Book value per common share	$20.24	$18.80	$16.98
Tangible book value per common share	$13.11	$12.82	$12.80
Stockholders' equity to total assets	14.1%	13.4%	12.4%
Tangible common equity to tangible assets	9.6%	9.5%	9.6%
Common equity Tier 1 capital to risk-weighted assets	11.4%	11.2%	11.3%
Tier 1 leverage capital to average quarterly assets	10.4%	10.4%	10.2%
Tier 1 capital to risk-weighted assets	11.8%	11.7%	11.8%
Total capital to risk-weighted assets	12.6%	12.6%	12.8%
Loans to deposits ratio (1)	83.0%	83.9%	84.0%
Deposits per branch	$68,721	$67,270	$57,509
(1) Loans receivable, net of deferred costs divided by deposits

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Allowance for Loan Losses:
Balance, beginning of period	$33,972	$33,261	$32,751	$32,086	$31,083
Provision for loan losses	1,065	1,750	884	3,967	2,882
Net (charge-offs) recoveries:
Commercial business	(179)	(474)	(1,489)	(233)	(1,106)
One-to-four family residential	(15)	(15)	(15)	(30)	(14)
Real estate construction and land development	3	2	(365)	5	(355)
Consumer	(371)	(552)	(366)	(1,320)	(1,090)
Total net (charge-offs) recoveries	(562)	(1,039)	(2,235)	(1,578)	(2,565)
Balance, end of period	$34,475	$33,972	$31,400	$34,475	$31,400

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Other Real Estate Owned:
Balance, beginning of period	$434	$—	$786	$—	$754
Additions	—	434	—	434	32
Additions from acquisitions	1,796	—	—	1,796	—
Proceeds from dispositions	(198)	—	(374)	(198)	(374)
Gain on sales, net	—	—	111	—	111
Balance, end of period	$2,032	$434	$523	$2,032	$523

	Three Months Ended			Nine Months Ended
	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Gain on Sale of Loans, net:
Mortgage loans	$706	$572	$875	$1,930	$2,515
SBA loans	—	134	354	356	1,049
Other loans	—	—	—	—	2,998
Total gain on sale of loans, net	$706	$706	$1,229	$2,286	$6,562

	As of Period End
	September 30, 2018	June 30, 2018	December 31, 2017
Nonperforming Assets:
Nonaccrual loans by type:
Commercial business	$13,487	$15,235	$9,098
One-to-four family residential	74	77	81
Real estate construction and land development	1,076	1,084	1,247
Consumer	143	127	277
Total nonaccrual loans(1)	14,780	16,523	10,703
Other real estate owned	2,032	434	—
Nonperforming assets	$16,812	$16,957	$10,703

Restructured performing loans	$24,449	$25,957	$26,757
Accruing loans past due 90 days or more	—	—	—
Potential problem loans(2)	105,742	101,491	83,543
Allowance for loan losses to:
Loans receivable, net	0.94%	1.02%	1.13%
Nonperforming loans	233.25%	205.60%	299.79%
Nonperforming loans to loans receivable, net	0.41%	0.50%	0.38%
Nonperforming assets to total assets	0.32%	0.35%	0.26%

(1)	At September 30, 2018, June 30, 2018 and December 31, 2017, $6.5 million, $6.8 million and $5.2 million of nonaccrual loans were also considered troubled debt restructured loans, respectively.

(2)
Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes the Company concern as to their ability to comply with their loan repayment terms.

	As of Period End
	September 30, 2018		June 30, 2018		December 31, 2017
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Commercial business:
Commercial and industrial	$863,875	23.7%	$800,043	24.0%	$645,396	22.7%
Owner-occupied commercial real estate	785,389	21.5	693,330	20.8	622,150	21.8
Non-owner occupied commercial real estate	1,283,839	35.2	1,187,548	35.7	986,594	34.6
Total commercial business	2,933,103	80.4	2,680,921	80.5	2,254,140	79.1
One-to-four family residential	96,162	2.6	92,518	2.8	86,997	3.1
Real estate construction and land development:
One-to-four family residential	106,704	2.9	71,934	2.2	51,985	1.8
Five or more family residential and commercial properties	120,417	3.3	93,315	2.8	97,499	3.4
Total real estate construction and land development	227,121	6.2	165,249	5.0	149,484	5.2
Consumer	389,271	10.7	385,987	11.6	355,091	12.5
Gross loans receivable	3,645,657	99.9	3,324,675	99.9	2,845,712	99.9
Deferred loan costs, net	3,397	0.1	3,613	0.1	3,359	0.1
Loans receivable, net	$3,649,054	100.0%	$3,328,288	100.0%	$2,849,071	100.0%

	As of Period End
	September 30, 2018		June 30, 2018		December 31, 2017
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest bearing demand deposits	$1,311,825	29.8%	$1,157,630	29.2%	$944,791	27.8%
Interest bearing demand deposits	1,294,105	29.4	1,242,622	31.3	1,051,752	31.1
Money market accounts	768,998	17.5	597,673	15.1	499,618	14.7
Savings accounts	519,596	11.8	510,375	12.8	498,501	14.7
Total non-maturity deposits	3,894,524	88.5	3,508,300	88.4	2,994,662	88.3
Certificates of deposit	503,603	11.5	460,635	11.6	398,398	11.7
Total deposits	$4,398,127	100.0%	$3,968,935	100.0%	$3,393,060	100.0%

	Three Months Ended
	September 30, 2018			June 30, 2018			September 30, 2017
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
Interest Earning Assets:
Total loans receivable, net (2) (3)	$3,618,031	$48,301	5.30%	$3,266,092	$41,141	5.05%	$2,737,535	$32,595	4.72%
Taxable securities	707,597	4,662	2.61	638,092	4,068	2.56	562,256	3,117	2.20
Nontaxable securities (3)	176,322	1,085	2.44	201,104	1,220	2.43	229,683	1,354	2.34
Other interest earning assets	94,784	528	2.21	51,022	242	1.90	63,544	209	1.30
Total interest earning assets	4,596,734	54,576	4.71%	4,156,310	46,671	4.50%	3,593,018	37,275	4.12%
Noninterest earning assets	681,831			570,409			427,199
Total assets	$5,278,565			$4,726,719			$4,020,217
Interest Bearing Liabilities:
Certificates of deposit	$512,547	$1,184	0.92%	$418,129	$797	0.76%	$394,345	$633	0.64%
Savings accounts	518,937	541	0.41	512,832	487	0.38	494,990	360	0.29
Interest bearing demand and money market accounts	2,044,236	1,289	0.25	1,796,095	911	0.20	1,499,335	635	0.17
Total interest bearing deposits	3,075,720	3,014	0.39	2,727,056	2,195	0.32	2,388,670	1,628	0.27
Junior subordinated debentures	20,181	330	6.49	20,108	315	6.28	19,897	261	5.20
Securities sold under agreement to repurchase	33,394	19	0.23	27,935	16	0.23	28,999	16	0.22
Federal Home Loan Bank advances and other borrowings	20,892	117	2.22	79,120	402	2.04	111,293	428	1.53
Total interest bearing liabilities	3,150,187	3,480	0.44%	2,854,219	2,928	0.41%	2,548,859	2,333	0.36%
Demand and other noninterest bearing deposits	1,314,203			1,175,331			916,074
Other noninterest bearing liabilities	69,786			60,434			50,022
Stockholders’ equity	744,389			636,735			505,262
Total liabilities and stockholders’ equity	$5,278,565			$4,726,719			$4,020,217
Net interest income		$51,096			$43,743			$34,942
Net interest spread			4.27%			4.09%			3.76%
Net interest margin			4.41%			4.22%			3.86%
(1) Annualized.
(2) The average loan balances presented in the table are net of allowances for loan losses. Nonaccrual loans have been included in the table as loans carrying a zero yield.
(3) Yields on tax-exempt securities and loans have not been stated on a tax-equivalent basis.

	Nine Months Ended
	September 30, 2018			September 30, 2017
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)	Average Balance	Interest Earned/ Paid	Average Yield/ Rate (1)
Interest Earning Assets:
Total loans receivable, net (2) (3)	$3,346,709	$127,601	5.10%	$2,676,153	$94,580	4.73%
Taxable securities	645,866	12,259	2.54	565,528	9,307	2.20
Nontaxable securities (3)	200,179	3,646	2.44	225,583	3,926	2.33
Other interest earning assets	66,619	988	1.98	42,225	352	1.11
Total interest earning assets	4,259,373	144,494	4.54%	3,509,489	108,165	4.12%
Noninterest earning assets	596,239			427,661
Total assets	$4,855,612			$3,937,150
Interest Bearing Liabilities:
Certificates of deposit	$451,741	$2,741	0.81%	$369,724	$1,527	0.55%
Savings accounts	512,689	1,443	0.38	499,353	940	0.25
Interest bearing demand and money market accounts	1,863,135	2,985	0.21	1,489,149	1,834	0.16
Total interest bearing deposits	2,827,565	7,169	0.34	2,358,226	4,301	0.24
Junior subordinated debentures	20,108	928	6.17	19,823	748	5.05
Securities sold under agreement to repurchase	30,543	52	0.23	23,660	38	0.21
Federal Home Loan Bank advances and other borrowings	45,194	669	1.98	106,556	870	1.09
Total interest bearing liabilities	2,923,410	8,818	0.40%	2,508,265	5,957	0.32%
Demand and other noninterest bearing deposits	1,201,676			885,467
Other noninterest bearing liabilities	64,686			47,283
Stockholders’ equity	665,840			496,135
Total liabilities and stockholders’ equity	$4,855,612			$3,937,150
Net interest income		$135,676			$102,208
Net interest spread			4.14%			3.80%
Net interest margin			4.26%			3.89%
(1) Annualized.
(2) The average loan balances presented in the table are net of allowances for loan losses. Nonaccrual loans have been included in the table as loans carrying a zero yield.
(3) Yields on tax-exempt securities and loans have not been stated on a tax-equivalent basis.

HERITAGE FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Earnings:
Net interest income	$51,096	$43,743	$40,837	$37,155	$34,942
Provision for loan losses	1,065	1,750	1,152	1,338	884
Noninterest income	8,080	7,573	7,548	9,064	8,443
Noninterest expense	39,597	35,706	36,747	27,588	27,955
Net income	15,504	11,857	9,087	10,023	10,624
Basic earnings per common share	$0.42	$0.35	$0.27	$0.33	$0.35
Diluted earnings per common share	$0.42	$0.35	$0.27	$0.33	$0.35
Average Balances:
Total loans receivable, net	$3,618,031	$3,266,092	$3,150,869	$2,786,370	$2,737,535
Investment securities	883,919	839,196	814,254	818,058	791,939
Total interest earning assets	4,596,734	4,156,310	4,018,720	3,661,425	3,593,018
Total assets	5,278,565	4,726,719	4,553,585	4,112,516	4,020,217
Total interest bearing deposits	3,075,720	2,727,056	2,675,522	2,429,129	2,388,670
Demand and other noninterest bearing deposits	1,314,203	1,175,331	1,113,286	953,902	916,074
Stockholders' equity	744,389	636,735	614,974	510,581	505,262
Financial Ratios:
Return on average assets, annualized	1.17%	1.01%	0.81%	0.97%	1.05%
Return on average equity, annualized	8.26%	7.47%	5.99%	7.79%	8.34%
Return on average tangible common equity, annualized	12.77%	10.99%	8.70%	10.32%	11.10%
Efficiency ratio	66.91%	69.58%	75.95%	59.69%	64.43%
Noninterest expense to average total assets, annualized	2.98%	3.03%	3.27%	2.66%	2.76%
Net interest margin	4.41%	4.22%	4.12%	4.03%	3.86%
Net interest spread	4.27%	4.09%	4.01%	3.91%	3.76%

	As of Period End or for the Three Month Periods Ended
	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Select Balance Sheet:
Total assets	$5,276,214	$4,789,488	$4,676,250	$4,113,270	$4,050,056
Total loans receivable, net	3,614,579	3,294,316	3,248,654	2,816,985	2,766,113
Investment securities	920,737	873,670	821,567	810,530	800,060
Deposits	4,398,127	3,968,935	3,904,741	3,393,060	3,320,818
Noninterest bearing demand deposits	1,311,825	1,157,630	1,178,202	944,791	916,265
Stockholders' equity	746,133	639,523	634,708	508,305	507,608
Financial Measures:
Book value per common share	$20.24	$18.80	$18.66	$16.98	$16.96
Tangible book value per common share	13.11	12.82	12.66	12.80	12.77
Stockholders' equity to assets	14.1%	13.4%	13.6%	12.4%	12.5%
Tangible common equity to tangible assets	9.6	9.5	9.6	9.6	9.7
Loans to deposits ratio	83.0	83.9	84.0	84.0	84.2
Credit Quality Metrics:
Allowance for loan losses to:
Loans receivable, net	0.94%	1.02%	1.01%	1.13%	1.12%
Nonperforming loans	233.25	205.60	211.48	299.79	286.71
Nonperforming loans to loans receivable, net	0.41	0.50	48.00	0.38	0.39
Nonperforming assets to total assets	0.32	0.35	34.00	0.26	0.28
Net charge-offs on loans to average loans receivable, net	0.06	0.13	—	0.09	0.32
Other Metrics:
Number of banking offices	64	59	60	59	59
Average number of full-time equivalent employees	878	819	796	736	747
Deposits per branch	$68,721	$67,270	$65,079	$57,509	$56,285
Average assets per full-time equivalent employee	$6,014	$5,770	$5,720	$5,587	$5,382